Exhibit 4.52

AMENDMENT I

TO THE

COMMON STOCK PURCHASE AGREEMENT

This AMENDMENT dated as of March 20, 2007 (this “Amendment”), by and among pSivida Ltd., a corporation organized under the laws of the Commonwealth of Australia and having an office at Level 12 BGC Centre 28, The Esplanade, Perth, WA 6000 Australia (“PSD”) and GEM Global Yield Fund, a corporation organized and existing under the laws of the Cayman Islands, c/o Loughran & Co., with its principal place of business at 38 Hertford Street, London W1Y7TG (“Purchaser”).

R E C I T A L S

WHEREAS, PSD and Purchaser have previously entered into that certain Common Stock Purchase Agreement, dated February, 2007 (the “Stock Purchase Agreement”); and

WHEREAS, all capitalized terms used herein not otherwise defined shall have the same meaning ascribed to such terms as used in the Stock Purchase Agreement; and

WHEREAS, PSD and Purchaser desire to amend the Stock Purchase Agreement to provide that Purchaser may, on or before March 30, 2007 and at Purchaser’s option, pay the Purchase Price to PSD with a cash payment of US$1,500,000 and a promissory note for the aggregate amount of US$1,500,000, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and good and valuable consideration set forth herein, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Payment of the Purchase Price. In lieu of paying the Purchase Price with a cash payment of US$3,000,000 Purchaser shall have the option through March 30, 2007 (the “Option”), to pay the Purchase Price to PSD as follows: a cash payment of US$1,500,000 and delivery of a promissory note for US$1,500,000 in the form attached hereto as Exhibit A (the “Note”), provided, further, that Purchaser is otherwise in compliance with the Agreement upon payment of the Purchase Price. Notwithstanding anything contained herein to the contrary, so long as AION submits documentation necessary for listing its Common Stock on the Frankfurt Stock Exchange (the “Exchange”) to the appropriate authorities no later than March 30, 2007, the Option shall be extended through April 15, 2007 and Purchaser shall not be required to make any additional extension payments otherwise due under Section 9 of the Stock Purchase Agreement.

2. All other terms and conditions of the Stock Purchase Agreement are to remain in full force and effect to the extent they do not conflict with the terms set forth herein. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment.

GEM Global Yield Fund	pSivida Ltd.

By:	By:

Its:	Its:

EXHIBIT A

THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT (i) PURSUANT TO A REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (ii) IF IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

GEM Global Yield Fund

$1,500,000	Date: [ ], 2007

GEM Global Yield Fund, a corporation organized and existing under the laws of the Cayman Islands, c/o Loughran & Co., with its principal place of business at 38 Hertford Street, London W1Y7TG (the “Company”), for value received, hereby promises to pay to PSIVIDA LIMITED (ACN 009 232 026), an Australian public limited liability company (the “Payee”), on or before [                    ], 2008 (one year from the date hereof), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), with interest thereon at an annual rate of eight percent (8%), compounded monthly. Such interest shall accrue from and after [                    ], 2007 (the date hereof) on the outstanding principal balance (together with any compounded interest thereon) until the Note is paid in full. The Company shall repay in full the principal amount and the accrued and unpaid interest hereunder on [                    ], 2008 (one year from the date hereof); provided, however, that the Company may at any time, without penalty or premium, repay the outstanding amount of this Note or any portion thereof, together with all accrued and unpaid interest thereon. Payment of this Note will be in such coin or currency of the United States of America.

In the event this Note is not paid in full on or prior to [                    ], 2008 (one year from the date hereof), additional interest shall accrue on a daily basis on the principal amount of, and any accrued and unpaid interest on, the Note from time to time outstanding at a per annum rate equal to the lesser of (i) the maximum rate permitted by law, and (ii) eighteen percent (18%), compounded monthly. Such additional interest shall accrue from and after [                    ], 2008 (one year from the date hereof) until the Note is paid in full.

If any one or more of the following events (hereinafter called “Events of Default”) shall occur after the date hereof:

(i) the Company shall (A) make an assignment, or establish a trust, for the benefit of creditors, (B) petition or apply for the appointment of a liquidator, receiver or the like, or (C) commence, acquiesce in, or consent to any proceeding relating to it under any bankruptcy, insolvency or similar law; or

(ii) an order for relief shall be entered in any bankruptcy proceeding relating to the Company or an order shall be entered (A) appointing a liquidator or receiver for the Company or a substantial part of any of its properties or (B) adjudicating it bankrupt or insolvent;

then upon written notice to the Company, the entire unpaid principal balance hereof and all accrued and unpaid interest hereunder shall become immediately due and payable, without presentment, demand, protest or notice. Such acceleration of the maturity of amounts due under this Note shall not affect any other rights which the Payee may have at law, in equity or otherwise. All rights and remedies hereunder shall be cumulative and in addition to those provided by law, and may be exercised separately, concurrently or successively.

The Company hereby waives presentment, demand, protest, and notice of every kind; and the Company assents to any extension or postponement of time or any other indulgence, to the substitution, release, or addition of any collateral which at any time may be security for payment of this Note, and to the substitution, release, or addition of any party which may, from time to time, be primarily or secondarily obligated for the payment of this Note.

Delay or omission by the Payee to exercise any right to power or failure to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce strict compliance by the Company with all of the covenants and agreements herein. Delay, omission or waiver on any one occasion shall not be deemed a bar to or waiver of the same or any other right on any future occasion.

The Company shall pay on demand all costs, including, without limitation, court costs and reasonable attorney’s fees, paid or incurred by the Payee in enforcing or collecting this Note.

This Note shall be binding upon the Company and its legal representatives, successors and assigns, and shall inure to the benefit of the Payee and its legal representatives, successors and assigns.

This Note and the rights of the holder hereunder and under the Agreement are subject to amendment or waiver by agreement or consent of the Payee.

This Note has been executed and delivered in London, United Kingdom but shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York applicable to agreements and instruments executed and performed in the State of New York. The Company acknowledges that the federal and state courts of the State of New York shall be the exclusive venues for all claims under this Note.

IN WITNESS WHEREOF, the Company has executed this Note on the day first written above.

GEM Global Yield Fund

By:
Name:
Title: